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                                                                   EXHIBIT 23


                           INDEPENDENT AUDITORS' CONSENT


         We consent to the incorporation by reference in Registration Statement No. 33-26008 of Sotheby's Holdings, Inc. on Form S-8, Registration Statement No. 33-54057 of Sotheby's Holdings, Inc. on Form S-8, Registration Statement No. 333-02315 on Form S-8, Registration Statement No. 333-28007 on Form S-8, Registration Statement No. 333-34621 on Form S-8, Registration Statement
No. 333-34623 on Form S-8, Registration Statement No. 333-92193 on Form S-8 and Registration Statement No. 333-55995 on Form S-3 of our reports dated February 19, 2001, appearing in Item 8 "Financial Statements and Supplementary Data" on Form 10-K of Sotheby's Holdings, Inc. for the year ended December 31, 2000.

/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP
New York, New York

March 14, 2001